UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 28, 2012

Date of Report (Date of earliest event reported)

CAI International, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33388	94-3109229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105

(Address of principal executive offices, including ZIP Code)

Registrant’s telephone number, including area code: (415) 788-0100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 28, 2012, CAI International, Inc. (the “Company”), Mr. Hiromitsu Ogawa, the Company’s founder and Chairman (“Ogawa”), Mr. Masaaki Nishibori, a director of the Company (“Nishibori”), and Development Bank of Japan Inc. (“DBJ” and together with Ogawa and Nishibori, the “Selling Stockholders”), entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC and Keefe, Bruyette & Woods, Inc., as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), for the sale by the Company and the Selling Stockholders to the public (the “Offering”) of an aggregate of 3,778,338 shares (the “Firm Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Firm Shares consisted of 2,518,892 shares of Common Stock sold by the Company and 1,259,446 shares of Common Stock sold by the Selling Stockholders, of which 899,136 shares of Common Stock were sold by Ogawa, 108,420 shares of Common Stock were sold by Nishibori and 251,890 shares of Common Stock were sold by DBJ. The Firm Shares were sold to the public at a price of $19.85 per share. The net proceeds of the Offering were approximately $47.0 million to the Company and approximately $23.7 million to the Selling Stockholders after deducting underwriting commissions and estimated expenses payable by the Company associated with the Offering. The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase an aggregate of 566,751 additional shares of Common Stock, of which up to 377,834 additional shares could be sold by the Company and up to 188,917 additional shares could be sold by certain of the Selling Stockholders. The closing of the sale of the Firm Shares is scheduled to occur on or about December 4, 2012.

The Offering was made pursuant to a prospectus supplement dated November 28, 2012 and an accompanying base prospectus dated May 31, 2011, pursuant to the Company’s existing effective shelf registration statement on Form S-3 (File No. 333-173540), which was filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2011, as amended on May 20, 2010, and declared effective by the SEC on May 31, 2011.

The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the document which is attached hereto as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

A copy of the opinion of Perkins Coie LLP relating to the legality of the issuance and sale of the Firm Shares in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On November 29, 2012, the Company issued a press release announcing the pricing of the public offering, a copy which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 28, 2012.

5.1	Opinion of Perkins Coie LLP.

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1).

99.1	Press Release dated November 29, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2012	CAI INTERNATIONAL, INC.

/s/ Timothy B. Page
Timothy B. Page Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 28, 2012.

5.1	Opinion of Perkins Coie LLP.

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1).

99.1	Press Release dated November 29, 2012.